FCPT Announces Second Quarter 2020 Financial and Operating Results and COVID-19 Update MILL VALLEY, CA – July 29, 2020 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three months and six months ended June 30, 2020. Management Comments “We are very pleased with our second quarter results and our team’s ongoing ability to perform at a high level during the pandemic,” said CEO Bill Lenehan. “We have had very high levels of rent collection in the second quarter with 92% of contractual base rent collected to date, and that has improved further in July with 99% of contractual base rent collected. We reached agreements with a handful of tenants to defer or abate second quarter rent in return for lease amendments which we believe are ultimately beneficial to us and create long-term shareholder value. We are maintaining a disciplined approach to our balance sheet, and in June, returned to the acquisition market by re- activating the pipeline focused on properties with strong tenants and attractive locations.” Covid-19 Rent Collections Update As of July 29, 2020, the Company has received April, May and June rent payments measuring approximately 95%, 90% and 91%, respectively, of its portfolio’s contractual base rent for those months, which equates to approximately 92% collected for the quarter as a whole. In addition, to date the Company has agreed to defer approximately 3% of contractual base rent for the second quarter. As of July 29, 2020, the Company has agreed or expects to agree to abate rents equal to approximately 4% of its contractual base rent for the second quarter. In addition, as of July 29, 2020, the Company has received July rent payments measuring over 99% of its portfolio contractual annual base rent for the month of July 2020. Financial Results Rental Revenue and Net Income Attributable to Common Shareholders • Rental revenue for the second quarter increased 10.6% over the prior year to $38.0 million. • Rental revenue for the second quarter consisted of $34.8 million in cash rental revenue, $1.9 million of straight-line and other non-cash rent adjustments, and $1.4 million of rental revenue the Company recognized but expects to abate in connection with lease amendments to be signed in the third quarter. GAAP requires revenue recognition for the abated rent in the current period. Upon execution of any such amendment, the receivable for the abated rent will be recognized as a lease incentive and amortized as a reduction to rental revenue over the future lease term. • Cash rental revenue includes $1.1 million of rent that has been deferred in connection with lease amendments for which we expect to receive payment before the end of the year. • Net income attributable to common shareholders was $18.5 million for the second quarter, or $0.26 per diluted share. These results compare to net income attributable to common shareholders of $17.9 million, or $0.26 per diluted share, for the same quarter in the prior year. • Net income attributable to common shareholders was $37.7 million for the six months ended June 30, 2020, or $0.54 per diluted share. These results compare to net income attributable to common shareholders of $35.4 million, or $0.52 per diluted share, for the same six-month period in the prior year.

Funds from Operations (FFO) • NAREIT-defined FFO per diluted share for the second quarter was $0.36, representing flat per share results compared to the same quarter in the prior year. • NAREIT-defined FFO per diluted share for the six months ended June 30, 2020 was $0.74, representing a $0.04 per share increase compared to the same six-month period in the prior year. Adjusted Funds from Operations (AFFO) • AFFO per diluted share for the second quarter was $0.34, representing flat per share results compared to the same quarter in the prior year. • AFFO per diluted share for the six months ended June 30, 2020 was $0.70, representing a $0.02 per share increase compared to the same six-month period in the prior year. General and Administrative (G&A) Expense • G&A expense for the second quarter was $3.7 million, which included $0.8 million of stock-based compensation. These results compare to G&A expense in the second quarter of 2019 of $3.4 million, which included $0.8 million of stock-based compensation. • Cash G&A expense (after excluding stock-based compensation) for the six months ended June 30, 2020 was $5.9 million, representing 8.4% of cash rental income for the quarter, compared to 8.4% in the second quarter of 2019. Dividends • FCPT declared a dividend of $0.305 per common share for the second quarter of 2020. Portfolio Activities Acquisitions • During the second quarter of 2020, FCPT acquired 11 properties after resuming acquisition activities in June for a combined purchase price of $32.7 million at an initial weighted average cash yield of 6.3% and a weighted average remaining lease term of 6.8 years. In response to the pandemic, we have been particularly focused on acquiring credit worthy tenants in attractive locations with durable concepts. • As of July 29, 2020, FCPT has also acquired 5 additional properties in July for a combined purchase price of $10.3 million at an initial weighted average cash yield of 6.5% and a weighted average remaining lease term of 6.0 years. Liquidity and Capital Markets Capital Raising • During the second quarter, FCPT did not utilize its At-The-Market (ATM) stock program. • During the quarter, FCPT issued $125 million of senior unsecured notes that consisted of $75 million of notes with a ten-year term, which funded on April 8, 2020, and mature on April 8, 2030, and priced at a fixed interest rate of 3.20%, and $50 million of notes with a nine-year term, which funded on June 9, 2020, and mature on June 9, 2029, and priced at a fixed interest rate of 3.15%. The notes were issued at par value. In connection with this offering, FCPT terminated interest rate swaps entered into previously to hedge the interest rate of this offering at a loss that will be amortized over the life of the Notes and add approximately 0.67% to the all-in annual interest rate expense. Liquidity • At June 30, 2020, FCPT had approximately $250 million of available liquidity including $5.1 million of cash and cash equivalents and $245.5 million of undrawn credit facility capacity. Credit Facility and Unsecured Note • At June 30, 2020, FCPT had $754.5 million of outstanding debt, consisting of $400 million of term loans, $350 million of unsecured fixed rate notes, and $4.5 million drawn on FCPT’s $250 million revolving credit facility. Real Estate Portfolio • As of June 30, 2020, the Company’s rental portfolio consisted of 733 properties located in 46 states. The properties were 99.6% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 10.5 years. Conference Call Information Company management will host a conference call and audio webcast on Thursday, July 30 at 11:00 a.m. Eastern Time, to discuss the results. Interested parties can listen to the call via the following: Internet: Go to http://dpregister.com/10145962 at least 15 minutes prior to start time of the call, in order to register and to download any necessary audio software. Please note for those that register, the dial-in number will be provided upon registration. Phone: 1-888-346-5243 (domestic) / 1-412-317-5120 (international). Participants not pre-registered must ask to be joined into the Four Corners Property Trust call. Replay: Available through November 30, 2020 by dialing 1-877-344-7529 (domestic) / 1-412-317- 0088 (international), Replay Access Code 10145962. About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Cautionary Note Regarding Forward-Looking Statements This press release contains forward-looking statements within the meaning of the federal securities laws. Forward- looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics such as COVID-19 on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward- looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. In addition, the extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, as supplemented by the risk factor described under “Item 1A. ‘Risk Factors’” in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2020, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. Notice Regarding Non-GAAP Financial Measures: In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website. Supplemental Materials and Website: Supplemental materials on the Fourth Quarter 2019 operating results and other information on the Company are available on the investors relations section of FCPT’s website at www.investors.fcpt.com. FCPT Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO

Four Corners Property Trust Consolidated Statements of Income (Unaudited) (In thousands, except share and per share data) Three Months Ended June 30, Six Months Ended June 30, 2020 2019 2020 2019 Revenues: Rental revenue $ 38,034 $ 34,415 $ 75,759 $ 68,623 Restaurant revenue 2,895 5,153 7,599 10,546 Total revenues 40,929 39,568 83,358 79,169 Operating expenses: General and administrative 3,719 3,431 7,560 7,377 Depreciation and amortization 7,093 6,518 14,148 12,879 Property expenses 1,066 417 1,701 725 Restaurant expenses 3,310 4,954 7,812 9,937 Total operating expenses 15,188 15,320 31,221 30,918 Interest expense (7,319) (6,557) (14,322) (13,304) Other income, net 162 306 166 719 Income tax expense (64) (61) (125) (129) Net income 18,520 17,936 37,856 35,537 Net income attributable to noncontrolling interest (54) (68) (125) (166) Net Income Attributable to Common Shareholders $ 18,466 $ 17,868 $ 37,731 $ 35,371 Basic net income per share $ 0.26 $ 0.26 $ 0.54 $ 0.52 Diluted net income per share $ 0.26 $ 0.26 $ 0.54 $ 0.52 Regular dividends declared per share $ 0.3050 $ 0.2875 $ 0.6100 $ 0.5750 Weighted-average shares outstanding: Basic 70,261,189 68,302,395 70,137,490 68,252,947 Diluted 70,370,769 68,501,181 70,288,408 68,475,778

Four Corners Property Trust Consolidated Balance Sheets (In thousands, except share data) June 30, 2020 (Unaudited) December 31, 2019 ASSETS Real estate investments: Land $ 733,680 $ 690,575 Buildings, equipment and improvements 1,295,483 1,277,159 Total real estate investments 2,029,163 1,967,734 Less: Accumulated depreciation (647,123) (635,630) Total real estate investments, net 1,382,040 1,332,104 Intangible lease assets, net 66,398 57,917 Total real estate investments and intangible lease assets, net 1,448,438 1,390,021 Cash and cash equivalents 5,098 5,083 Straight-line rent adjustment 43,621 39,350 Derivative assets - 1,451 Other assets 14,998 10,165 Total Assets $ 1,512,155 $ 1,446,070 LIABILITIES AND EQUITY Liabilities: Long-term debt ($754,500 and $677,000 principal, respectively) $ 747,296 $ 669,940 Dividends payable 21,420 21,325 Rent received in advance 9,036 10,463 Derivative liabilities 22,019 - Other liabilities 14,952 17,601 Total liabilities 814,723 719,329 Equity: Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding - - Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 70,333,387 and 70,020,660 shares issued and outstanding, respectively 7 7 Additional paid-in capital 690,389 686,181 Accumulated other comprehensive (loss) income (30,168) (3,539) Noncontrolling interest 3,912 5,691 Retained earnings 33,292 38,401 Total equity 697,432 726,741 Total Liabilities and Equity $ 1,512,155 $ 1,446,070

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,				Six Months Ended June 30,			
	2020		2019		2020		2019	
Funds from operations (FFO):								
Net income	$	18,520	$	17,936	$	37,856	$	35,537
Depreciation and amortization		7,075		6,501		14,112		12,845
FFO (as defined by NAREIT)	$	25,595	$	24,437	$	51,968	$	48,382
Straight-line rental revenue		(2,109)		(2,234)		(4,270)		(4,593)
Recognized rental revenue expected to be abated [1]		(1,372)		-		(1,372)		-
Stock-based compensation		797		776		1,628		1,989
Non-cash amortization of deferred financing costs		534		514		1,046		1,027
Other non-cash interest income		(1)		(1)		(2)		(5)
Non-real estate investment depreciation		18		17		35		34
Amortization of above and below market leases, net		202		12		387		24
Adjusted Funds from Operations (AFFO)	$	23,664	$	23,521	$	49,420	$	46,858
Fully diluted shares outstanding [2]		70,575,161		68,795,687		70,518,676		68,797,156
FFO per diluted share	$	0.36	$	0.36	$	0.74	$	0.70
AFFO per diluted share	$	0.34	$	0.34	$	0.70	$	0.68
Supplemental disclosures on lease receivables [3]								
Base rent subject to deferral per lease amendments [4]	$	1,056		-	$	1,056		-
Base rent expected to be abated [1]	$	1,372		-	$	1,372		-
Remaining uncollected base rent	$	1,455		-	$	1,455		-

(1) Amount represents base rent that the Company believes it will abate as a result of lease amendments. GAAP requires revenue recognition for the abated rent in the current period. For the second quarter of 2020, this amount is recorded in rental revenue and accounts receivable. When an amendment is signed, the accounts receivable balance equal to the abated rental payment will be recognized as a lease incentive and amortized as a reduction to rental revenue over the future lease term.

(2) Assumes the issuance of common shares for OP units held by non-controlling interest.

(3) Beginning in the second quarter of 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. Base rent represents monthly contractual cash rent, excluding percentage rents and other operating cost reimbursements, from leases.

(4) The Company recognizes rental revenue under deferral agreements it expects to collect.